Exhibit 10.4
VOLUNTARY RETIREMENT AGREEMENT
THIS VOLUNTARY RETIREMENT AGREEMENT (this “Agreement”) is entered into between Gary D. Benz (“Executive”) and FirstEnergy Corp. (the “Company”), on its own behalf and on behalf of its predecessors, successors, assigns, subsidiaries and affiliates (the Company and all such other entities are referred to collectively herein as the “Company Entities”).
WHEREAS, Executive is currently employed by the Company Entities; and
WHEREAS, the Company has offered Executive the opportunity, and Executive has agreed, to retire from employment with the Company Entities on the Retirement Date (as defined below) in exchange for the Company’s payment of the Enhanced Benefits (as defined below) to Executive, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:
1.Retirement Date. By executing this Agreement, Executive agrees to retire from employment with the Company Entities on August, 1, 2021 (the “Retirement Date”). On the Retirement Date, Executive will cease to be an employee and a director (if applicable) of the Company Entities for all purposes, and Executive hereby agrees to resign from any and all offices and directorships with any of the Company Entities that Executive may hold as of the Retirement Date and to execute all documents reasonably requested by the Company to further effectuate such resignation(s).
2.Eligibility for Enhanced Benefits. If (i) Executive executes this Agreement on or prior to the Agreement Deadline (as defined in Section 6) and does not revoke this Agreement during the five (5) day period following the date on which Executive executes this Agreement, (ii) Executive remains continuously and actively employed by at least one of the Company Entities from the Agreement Effective Date (as defined in Section 6) through and until the Retirement Date, and (iii) Executive executes (and does not revoke) a release of claims, in substantially the form attached hereto as Exhibit A (the “Release”), within the time period specified for such purpose in the Release (which in no event will (A) commence prior to the Retirement Date or (B) end later than the seventh (7th) day following the Retirement Date), then Executive will be entitled to receive the enhanced retirement benefits described in subsections (a), (b) and (c) below (collectively, the “Enhanced Benefits”):
(a)The Company will make a lump sum cash payment to Executive in an amount equal to $1,100,000.00, minus applicable taxes, withholdings and deductions, which will be paid as soon as administratively practicable following the date on which the Release is executed and becomes irrevocable (the “Release Effective Date”). Such lump sum payment will be made in all events within the short-term deferral period within the meaning of Treasury Regulation Section 1.409A-1(b)(4). Such lump sum payment will not be considered compensation for the Company Entities’ pension plan(s) or 401(k) plan(s) or for any other benefits determination.
(b)If following the Retirement Date, Executive elects to continue Executive’s active employee healthcare, prescription, dental and/or vision coverage in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company will provide a subsidized COBRA premium with respect to such elected COBRA coverage for a period of eighteen (18) months following the Retirement Date (the “COBRA Period”). The purpose of this subsidy is to assist Executive with payment of the COBRA premium only. Any monthly premium that would otherwise be due during the COBRA Period as if Executive was an active employee will remain Executive’s responsibility, and the Company will be responsible for the remainder of the COBRA premium. Executive understands that Executive must specifically elect and qualify for COBRA coverage in order to receive this benefit. If Executive ceases to qualify for COBRA coverage at any time during the COBRA Period, the Company’s obligations under this Section 2(b) will cease. If Executive (or any of Executive’s eligible dependents) continues to qualify for COBRA coverage at the expiration of the COBRA Period, Executive will be responsible for paying the entire applicable COBRA premium for as long as Executive (or any of Executive’s eligible dependents) remains eligible for COBRA coverage.
Any amendment to any healthcare, prescription, dental and vision coverage plan that applies to active non-bargaining employees will also be applicable to any coverage Executive elects. The ability of the Company Entities to amend a plan includes plan design and required participant contributions, as well as the ability to terminate such plan. It is expected that on the Retirement Date, Executive will be a highly compensated employee, as such the value of the active employee healthcare, prescription, dental and vision coverage will be taxable to Executive if such plan is determined by any applicable authority to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”).
(c)Subject to any limitations with respect to Section 409A of the Code (“Section 409A”) included in Section 12, the Company will make a monthly cash payment to Executive of $1,500, minus applicable taxes, withholdings and deductions (each a “Monthly Payment”), until Executive attains age sixty-five (65) (the “Specified Period”); provided that, any Monthly Payments due during the period from the Retirement Date until the Release Effective Date will be accumulated and paid with the first Monthly Payment made after the Release Effective Date and (ii) if Executive dies before receiving all the Monthly Payments for the Specified Period, the Company will make a payment to Executive’s designated beneficiary in an amount equal to the sum of the remaining Monthly Payments that would have been made to Executive had Executive remained alive through the Specified Period, minus applicable taxes, withholdings and deductions, such payment to be made as soon as administratively practicable following the date of Executive’s death. In addition, in connection with Executive’s termination of employment on the Retirement Date, Executive will receive a lump sum cash payment, which will be paid as soon as administratively possible after the Release Effective Date, for any unused paid time off (“PTO”) and any deferred PTO (including any COVID-19 carryover) as of the Retirement Date; provided, however, unused banked/frozen vacation, if any, as of the Retirement Date will be included in the Executive’s final paycheck.
Further, except as otherwise provided in this Agreement, Executive’s rights, if any, to participate in and receive benefits from any retirement plan or health and welfare benefit plan sponsored by the Company Entities following the Retirement Date will be governed by the terms of any such plan.
3.Circumstances in Which Enhanced Benefits Will Not Be Paid.
(a)Executive will not be eligible to receive the Enhanced Benefits if Executive separates employment from the Company Entities for any reason, other than retirement on the Retirement Date as described herein. Executive also will be ineligible to receive the Enhanced Benefits if Executive’s employment is terminated involuntarily by any Company Entity, either under circumstances that qualify Executive for benefits under a Company Entity severance plan or otherwise.
(b)It is not the intent of the Company to confer through this Agreement, either expressly or by implication, any rights to employment, any recall rights, any right of rehire or preference in rehire. It is further not the intent of the Company to suggest that the Company Entities may terminate the employment of Executive only upon a showing of misconduct, poor job performance or absenteeism. Executive is an at-will employee of the Company Entities, and Executive or the applicable Company Entity may terminate Executive’s employment with the Company Entities for any reason or no reason at any time.
4.Recoupment Policy. Executive reaffirms the Company’s right to reduce, cancel, terminate or recover amounts under the Company’s Executive Compensation Recoupment Policy, as Amended and Restated on September 16, 2019.
5.Release of Claims. In exchange for the opportunity to receive the Enhanced Benefits in accordance with the terms hereof, Executive shall execute the Release attached hereto as Exhibit A. Failure to execute the Release, or revocation of the Release within the prescribed period shall terminate the Company’s obligations in this Agreement.
6.Representations of Executive. By executing this Agreement, Executive represents and acknowledges the following:
(a)Executive has read this Agreement in full and understands its provisions.

(b)Executive has been provided with a twenty-one (21) day period to consider whether to enter into this Agreement and has a five (5) day period from the date on which Executive executes this Agreement to revoke Executive’s decision to enter into this Agreement.
(c)Executive understands that following Executive’s execution of this Agreement and upon the subsequent expiration of the revocation period, this Agreement will become a legally binding document. As such, Executive understands that Executive should consult with an attorney before entering into this Agreement and that Executive has either done so or voluntarily chosen not to.
(d)Executive has entered into this Agreement knowingly and voluntarily.
(e)In entering into this Agreement, Executive has relied only on the promises contained in this Agreement and is not relying on any other representations or statements, written or oral.
(f)This Agreement is a binding contract and may be enforced in court by the Company.
Executive must execute and deliver this Agreement to Christine L. Walker, Senior Vice President and Chief Human Resources Officer, by email (delivery receipt requested) at clwalker@firstenergycorp.com (the “Designated Address”), no later than 11:59 pm Eastern Time on Friday, May 14, 2021 (the “Agreement Deadline”). The hard copy of the executed Agreement shall be delivered as soon as practicable thereafter to Christine L. Walker, Senior Vice President and Chief Human Resources Officer, 76 South Main Street, A-GO-19, Akron, Ohio 44308. Any revocation by Executive must be in writing and delivered by email (delivery receipt requested) to the Designated Address. For this revocation to be effective, such written notice must be received by such person, at the Designated Address, no later than 11:59 pm Eastern Time on the last day of the five (5) day revocation period. If this Agreement is not revoked within the five (5) day revocation period, this Agreement will become effective and enforceable on the date immediately following the last day of the five (5) day revocation period (the “Agreement Effective Date”).
7.Post-Employment Restrictive Covenant Obligations.
(a)Confidentiality. During Executive’s employment with the Company Entities and following any termination of Executive’s employment with the Company Entities, Executive agrees not to disclose, publicize or communicate to any person or entity, in any manner whatsoever, any confidential or proprietary information concerning or belonging to the Company Entities which has come to Executive’s attention during Executive’s employment with the Company Entities, unless authorized in writing by the Company or required by law. As used in this Agreement, “confidential or proprietary information” includes, but is not limited to, all information disclosed to Executive or known by Executive as a consequence of or through Executive’s employment, which is not generally known in the industry in which the Company Entities are or may become engaged, about the Company Entities’ or an affiliate’s business, products, processes and services, including, but not limited to, information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs and the documentation thereof. It also includes, but is not limited to, proprietary information and trade secrets of the Company Entities. It will be presumed that information supplied to the Company Entities from outside sources is “confidential or proprietary information” unless and until it is designated otherwise. Executive also agrees that before making any legally required disclosure of the Company’s “confidential or proprietary information”, to the extent permitted by law, Executive will give the Company as much advance written notice as possible and will reasonably cooperate with the Company prior to such disclosure should any of the Company Entities decide to seek a protective order or other means of preserving the confidentiality of such information.
(b)Executive will not, for a period of twelve (12) months following the date on which Executive’s employment with the Company Entities terminates for any reason, engage, directly or indirectly, for the benefit of Executive or others, in any activity or employment the performance of which will require or call upon Executive to use or disclose any of the Company’s “confidential or proprietary information” obtained, provided or otherwise acquired, directly or indirectly, during Executive’s employment with the Company Entities, notwithstanding any undertaking by Executive to the contrary. This paragraph will not be construed to limit in any way Executive’s obligation not to use or disclose the Company’s “confidential or proprietary information” as set forth in the immediately preceding paragraph. In the event of any violation of this paragraph, the post-termination restriction period will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the duration of the restriction period contained in this paragraph will be tolled during any period of such violation.
(c)Notwithstanding this Section 7(a), Executive acknowledges that the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
(d)Return of Property. Executive agrees to deliver to the Company on or before the date on which Executive’s employment with the Company Entities terminates for any reason all “confidential or proprietary information”, as defined above, as well as, in reasonably good working order, any equipment, documents, files, lists or other written, graphic or electronic records relating to the Company Entities’ business and all copies of such materials, which are at such time, or which have been, in Executive’s possession or under Executive’s control.
(e)Non-Solicitation of Employees. For a period of twelve (12) months following the date on which Executive’s employment with the Company Entities terminates for any reason, Executive will not, directly or indirectly, (i) solicit any individual who was, on such termination date (or was, during the six (6) month period prior to such termination date), employed by the Company Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company Entities, or (ii) initiate discussions with any such individual for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. For the avoidance of doubt, a general solicitation for employment by any subsequent employer of Executive will not constitute a violation of this Section 7(c) by Executive. In the event of any violation of this Section 7(c), the post-termination restriction period will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the duration of the restriction period contained in this Section 7(c) will be tolled during any period of such violation.
(f)Non-Disparagement. Executive has not and will not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding any of the Releasees or any aspect of Executive’s employment with the Company Entities. Further, Executive will not make or authorize to be made any written or oral statement that may disparage or damage the business or reputation of the Releasees. Examples of conduct that will constitute disparagement under this Section 7(d) include, without limitation, damaging or disparaging communication made via (i) oral or written comments or interviews to any media outlets, mainstream or otherwise, (ii) posting, sharing, endorsing or commenting on existing posts on LinkedIn, Facebook, Instagram, Snapchat, Twitter or any other social media platforms, blog posts or online forums, and (iii) comment sections of websites. Notwithstanding the foregoing, nothing in this Section 7(d) or any other section of this Agreement will prohibit Executive from (A) complying with the lawful orders or processes of any court or other governmental authority, including the obligation to testify truthfully in any legal investigation or proceeding, (B) disclosing factual information that applicable law prevents being subject to a non-disclosure agreement, and/or (C) making truthful statements or disclosures regarding any alleged unlawful employment practice by the Company Entities.
(g)Other. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms of this Agreement, including the restraints imposed under this Section 7. Executive acknowledges that these restraints are necessary for the reasonable and proper protection of the Company’s “confidential or proprietary information”, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.
8.Future Cooperation. Following the date on which Executive’s employment with the Company Entities terminates for any reason, for as long as may be reasonably required by the Company Entities, Executive will, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the business of the Company Entities. Executive will respond to any such requests from the Company promptly. Executive will fully and completely cooperate with the Company Entities, their advisors and their legal counsel with respect to any litigation that is pending against the Company Entities and any claim or action that may be filed against the Company Entities in the future. Such cooperation will include Executive making Executive available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding and providing advice to the Company Entities in preparing defenses to any pending or potential future litigation, actions or investigations initiated by or against the Company Entities, whether administrative, civil or criminal in nature. Executive specifically agrees that, if required by law to provide sworn testimony regarding any matter related to the Company Entities, Executive will consult with and have Company-designated legal counsel present for such testimony (with the Company being responsible for the costs of such designated counsel), and Executive will cooperate with the Company’s attorneys to assist their efforts, holding all privileged attorney-client matters in strictest confidence. The Company will pay or reimburse Executive for any approved travel expenses reasonably incurred solely as a result of Executive’s cooperation with the Company Entities pursuant to this Section 8. Executive further acknowledges that Executive has disclosed to the Company any information Executive has concerning any acts or omissions involving any of the Company Entities or any of their employees, officers, directors, stockholders, representatives, attorneys or agents that Executive has reason to believe may be unlawful or may involve any unlawful conduct by the Company Entities, and Executive will promptly notify the Company in writing if Executive becomes aware of any potential claim or proposed investigation, action or litigation against any of the Company Entities.
9.Assistance to Others. Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than a governmental authority)

involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company Entities or any of the other Releasees, except as required by law, subpoena or other compulsory process. Moreover, Executive agrees that to the extent Executive is compelled to cooperate with such third parties, Executive will disclose to the Company in advance that Executive intends to cooperate and disclose the manner in which Executive intends to cooperate. Further, Executive agrees that within three (3) days after such cooperation, Executive will meet with representatives of the Company and disclose the information that Executive provided to the third party. This Section 9 is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, but without limiting Section 7 above, if Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company Entities or the other Releasees, Executive agrees to disclose to the Company in advance what Executive plans to say or produce and otherwise cooperate fully with the Company or the other Releasees.
10.No Admission of Wrongful Conduct. Executive acknowledges that, by entering into this Agreement, the Company Entities and the other Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents or other representatives. Executive and the Company further understand and agree that this Agreement will not be admissible as evidence in any court or administrative proceeding, except that either party may submit this Agreement to any appropriate forum in the event of an alleged breach of this Agreement or a claim by either party concerning the enforceability or interpretation of this Agreement.
11.Reemployment. Executive agrees to waive, release and forego any chance, right or opportunity to seek reemployment with the Company Entities following any termination of Executive’s employment with the Company Entities, and Executive further agrees that Executive will not apply for any such reemployment in the future.  Any exception to the waiver and release pertaining to reemployment must be approved by the CEO.
12.Taxes. Amounts payable under this Agreement are intended by the parties to comply with or be exempt from Section 409A, and accordingly, to the maximum extent permitted, will be interpreted in a manner consistent therewith. For purposes of applying Section 409A, each payment under this Agreement will be considered a separate payment and not one of a series of payments. The date for payments payable under this Agreement will be determined in accordance with the terms of this Agreement and will not be subject to direct or indirect designation by Executive. It is expected that Executive will be determined to be a “specified employee” under the Company’s policy for determining specified employees on the date of Executive’s separation from service. As a result of such a determination, amounts payable pursuant to this Agreement that are subject to, and not exempt from, Section 409A that would otherwise be paid or provided during the first six (6) months following such separation from service will be accumulated through and paid on the first business day following the six (6) month anniversary of such separation from service; provided further, that any payments so delayed will commence as soon as practicable following the date of Executive’s death prior to the end of such six (6) month period but in no event later than ninety (90) days following the date of death. Any reimbursement of expenses or in-kind benefits provided under this Agreement subject to, and not exempt from, Section 409A will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid as they are incurred (but not prior to the end of the six-month delay period set forth above) and will always be paid on or before the last day of Executive’s tax year following the tax year in which the expenses were incurred; provided that Executive must first provide documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits or in-kind benefits will not be subject to liquidation or exchange for another benefit.
Nothing in this Agreement will be construed as a guarantee of any particular tax treatment to Executive. Executive will be solely responsible for the tax consequences with respect to all amounts paid by the Company Entities to Executive, and in no event will the Company Entities have any responsibility or liability if this Agreement, or any other Company Entity benefit plan, program or arrangement, does not meet any applicable requirements of Section 409A. The Company Entities may withhold from any amounts payable to Executive, whether pursuant to this Agreement or otherwise, all federal, state, city or other taxes, or other amounts, as any such Company Entity is required to withhold pursuant to any applicable law, regulation or ruling.
13.Governing Law; Venue. This Agreement will in all respects be interpreted, construed, enforced and governed by and in accordance with the internal substantive laws of the State of Ohio, or by federal law where applicable, exclusive of any rules pertaining to conflicts of laws. Any and all legal action initiated to enforce any right or obligation arising out of or relating to this Agreement, or concerning the subject matter hereof, will be brought in and determined only in federal court in the United States District Court for the Northern District of Ohio, or if federal jurisdiction does not exist, in state court in Summit County, Ohio, to the full extent permitted by law.
14.Severability. Should any provision of this Agreement be declared or be determined by any court or arbitrator to be illegal, invalid, void or unenforceable, the remaining parts, terms or provisions will not be affected thereby, and said illegal, invalid, void or unenforceable part, term or provision will be modified or amended to render it enforceable to the maximum extent permitted by law or, if necessary, will be deemed not to be part of this Agreement. The waiver of a breach of any of the provisions of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or a waiver of any subsequent breach of the same provision.
15.No Assignment of Claims. Executive hereby represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.
16.Entire Agreement. This Agreement constitutes the entire agreement between the Company Entities and Executive with respect to the subject matter hereof, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. Any amendments, additions or other modifications to this Agreement must be done in writing, signed by both parties, and will be subject to approval by the Board of Directors of the Company in order to be binding. Except as provided otherwise herein, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to any of the Company Entities and Executive conflicts with any provision of this Agreement, this Agreement will control and prevail.
17.Survival. For the avoidance of doubt, all covenants and agreements contained in this Agreement that contemplate performance following the date on which Executive’s employment with the Company Entities terminates for any reason will survive in accordance with their respective terms
18.Successors and Assigns. This Agreement will bind and inure to the benefit of, and be enforceable by, Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any Company subsidiary or to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
19.Miscellaneous.
(a)If Executive voluntarily retires from employment with the Company Entities under circumstances which qualify Executive for the Enhanced Benefits, Executive is already eligible for an early or normal retirement benefit rather than a vested pension benefit from the Company Entities’ pension plan(s). Executive may immediately commence Executive’s early or normal pension benefit. Executive’s eligibility for an early or normal retirement benefit is not in any manner diminished or enhanced by receipt of benefits under this Agreement.
(b)The Enhanced Benefits are not intended to duplicate benefits such as severance pay or similar benefits under other benefit plans or employment contracts or applicable laws including the Worker Adjustment Retraining Notification Act of 1988. To the extent permitted by law, and should such other benefits be payable, the Enhanced Benefits will be reduced accordingly. As an alternative, to the extent the Enhanced Benefits are paid to Executive, they will be treated as having been paid to satisfy such other benefit obligations. In either case, the CEO will determine how to apply this provision. The Company further reserves the right to reduce the Enhanced Benefits to recover any amounts which Executive may otherwise owe to the Company Entities.
20.Counterparts. This Agreement may be executed in separate counterparts (including facsimile, email and other electronically transmitted counterparts), each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Agreement in its entirety and have voluntarily executed this Agreement as of the date set forth under their respective signatures.
Not valid if signed by Executive after
the Agreement Deadline.

GARY D. BENZ	FIRSTENERGY CORP.

/s/ Gary D. Benz	By: /s/ Christine L. Walker
Name: Christine L. Walker
Title: Senior Vice President & Chief Human Officer

May 14, 2021	May 17, 2021
Date	Date

Exhibit A

Release

(See attached)

RELEASE
THIS RELEASE (“Release”) is signed and executed as of August ___, 2021 by Gary D. Benz (the “Executive”), for the benefit of FirstEnergy Corp. (the “Company”), on its own behalf and on behalf of its predecessors, successors, assigns, subsidiaries and affiliates (the Company and all such other entities are referred to collectively herein as the “Company Entities”). Capitalized terms used, but not otherwise defined, in this Release will have the meanings given to such terms in the Voluntary Retirement Agreement previously entered into between Executive and the Company (the “Agreement”).
WHEREAS, pursuant to Section 1 of the Agreement, the Executive’s Retirement Date is August 1, 2021; and
WHEREAS, as set forth in Section 2 of the Agreement, Executive must execute, and not revoke, this Release within the specified time period set forth in Section 5 hereof in order to receive the Enhanced Benefits.
NOW, THEREFORE, in consideration of the Company’s obligation to pay the Enhanced Benefits, Executive hereby agrees as follows:
1.Release in Full of All Claims. Executive acknowledges that, in exchange for signing and not revoking this Release, Executive will receive the Enhanced Benefits, which Executive is not otherwise entitled to receive from the Company Entities and which exceed any amounts otherwise due to Executive. In addition, Executive acknowledges that other than the Enhanced Benefits, as of the date on which Executive executes this Release, (a) Executive has been paid and/or has received all leave (paid or unpaid), vacation pay, PTO (provided, however, that the Executive’s unused PTO and deferred PTO are included as Enhanced Benefits and, as such, are part of the consideration for the Agreement and will be paid in accordance with Section 2(c) of the Agreement after the Release Effective Date), reimbursements, compensation, wages, bonuses, commissions, incentives, retention awards, equity-based compensation and/or benefits of any kind that Executive is entitled to receive from the Company Entities and that are due to Executive, and (b) except with respect to any amounts to be included in Executive’s final paycheck, no other leave (paid or unpaid), vacation pay, PTO, reimbursements, compensation, wages, bonuses, commissions, incentives, retention awards, equity-based compensation and/or benefits of any kind are due to Executive. Notwithstanding the foregoing and except as otherwise provided in the Agreement, Executive’s rights, if any, to participate in and receive benefits from any retirement plan or health and welfare benefit plan sponsored by the Company Entities following the Retirement Date will be governed by the terms of any such plan.
21.In exchange for the Enhanced Benefits, Executive, on behalf of Executive and on behalf of Executive’s heirs, executors, administrators, trustees, legal representatives, agents, successors, assigns and anyone else who may lawfully assert a claim on Executive’s behalf (collectively, the “Releasors”), hereby irrevocably and unconditionally waives, releases and forever discharges the Company Entities, including their past and present employees, officers, directors, managers, trustees, board members, stockholders, agents, partners, insurers, affiliates, parent entity(ies), subsidiaries, businesses, products, successors, assigns and other representatives, and anyone acting on their joint or several behalf (collectively, the “Releasees”), of, from and for any and all claims, charges, actions, rights, causes of action, lawsuits, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, apparent or concealed, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had or may have against the Releasees (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Release, including, without limitation, all claims arising out of or in any way relating to Executive’s employment with the Company Entities and the termination thereof, and Executive hereby covenants that Executive has not and will not file a lawsuit to assert such claims.
Such claims and rights include those of which Executive is aware and those for which Executive may be unaware. Such claims extend to those arising under any contract (either express or implied) and those involving any tort or personal injury Executive may have suffered. Such claims and rights also include those which may arise under any federal, state or local statute or under common law, including those dealing with employment discrimination, such as the federal Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers Benefit Protection Act (the “OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Ohio Fair Employment Practices Law, the Employee Retirement Income Security Act of 1974, as amended, and the Worker Adjustment and Retraining Notification Act and the applicable state or local statutory provision which may arise under any other legal restriction on an employer’s rights with respect to its employees. Executive also waives all rights Executive might have to share in any damages awarded under any class action, Securities Exchange Commission (“SEC”), Equal Employment Opportunity Commission (“EEOC”) or state Civil Rights Commission complaint or as a result of any federal, state or local administrative agency action. Nothing in the foregoing will be interpreted as a waiver of rights or claims that may arise after the date on which this Release is executed, nor will any part of this Release be interpreted to mean that Executive is prohibited from filing a charge with, providing information for or participating as a witness in an investigation undertaken by or a proceeding initiated by the SEC or the EEOC pursuant to any of the statutes each enforces. The only exceptions to this waiver and release of claims are with respect to: (a) claims for benefits under applicable Workers’ Compensation laws for occupational injuries or illnesses, (b) Executive’s rights to any monetary award from a government-administered whistleblower award program, such as that offered by the SEC pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, (c) Executive’s rights to enforce the terms of this Release, and/or (d) claims to challenge the validity of this Release under the ADEA or claims that Executive cannot waive by operation of law.
If any person, organization or other entity should bring a claim against the Releasees involving any matter covered by this Release, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief (provided that, for purposes of clarity, Executive does not waive Executive’s right to accept any whistleblower award described in clause (b) of the preceding paragraph or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002). Nothing contained in this Release will be construed to prohibit or impede Executive (or any other individual) from reporting possible violations of law or regulation or filing a charge with or participating in any investigation by the EEOC, the

National Labor Relations Board, the SEC or any other governmental authority or from making truthful disclosures regarding any allegedly unlawful employment practice by the Company Entities. For the avoidance of doubt, and notwithstanding anything in this Release to the contrary, Executive understands that nothing contained in this Release is intended to interfere with or discourage Executive from testifying or participating in any investigation or proceeding by any governmental authority regarding possible legal violations or from engaging in future activities protected under the whistleblower statutes administered by any governmental authority, and nothing contained in this Release waives or releases Executive’s right to receive money for disclosing such information to any governmental authority. Executive further understands that Executive will not be subject to retaliation by the Releasees for a disclosure made pursuant to this paragraph.
Executive affirms that, as of the date on which Executive executes this Release, Executive has not filed any lawsuit, charge, claim or complaint with any governmental authority or in any court against the Releasees, and further affirms that Executive will not file, commence, prosecute, or participate in any judicial or arbitral action or proceeding against any Releasees based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date Executive signs this Agreement except as otherwise permitted in this Section 1.

2.Acknowledgements. Executive reaffirms Executive’s continuing obligations set forth in Sections 7, 8 and 9 of the Agreement.
3.No Assignment of Claims. Executive hereby represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.
4.No Admission of Wrongful Conduct. Executive acknowledges that the Company Entities and the other Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents or other representatives. Executive and the Company further understand and agree that this Release will not be admissible as evidence in any court or administrative proceeding, except that either party may submit this Release to any appropriate forum in the event of an alleged breach of the Agreement or this Release or a claim by either party concerning the enforceability or interpretation of this Release.
5.ADEA/OWBPA Waiver and Acknowledgement. Executive, pursuant to and in compliance with the rights afforded Executive under the OWBPA, (a) is advised to consult with an attorney before executing this Release, (b) has had, at Executive’s option, at least twenty-one (21) days to consider this Release, (c) may revoke this Release at any time within the seven (7) day period following the date on which Executive executes this Release (the “Revocation Period”), (d) is advised that this Release will not become effective or enforceable until the Revocation Period has expired, and (e) is advised that Executive is not waiving claims that may arise after the date on which Executive executes this Release. Executive must execute and deliver this Release to Christine L. Walker, Senior Vice President and Chief Human Resources Officer, by email (delivery receipt requested) at clwalker@firstenergycorp.com (the “Designated Address”), no sooner than the Retirement Date and no later than 11:59 pm Eastern Time on August 8, 2021 (the “Release Deadline”). The hard copy of the executed Release shall be delivered as soon as practicable thereafter to Christine L. Walker, Senior Vice President and Chief Human Resources Officer, 76 South Main Street, A-GO-19, Akron, Ohio 44308. Any revocation by Executive must be in writing and delivered by email (delivery receipt requested) to the Designated Address. For this revocation to be effective, such written notice must be received by such person, at the Designated Address, no later than 11:59 pm Eastern Time on the last day of the Revocation Period. If this Release is not revoked within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period.
Executive acknowledges that the Company’s obligation to pay the Enhanced Benefits is contingent on Executive (i) executing and delivering this Release to the Designated Address on or prior to the Release Deadline (but no earlier than the Retirement Date), and (ii) not revoking this Release during the Revocation Period. If Executive executes and delivers this Release after the Release Deadline or if Executive revokes this Release during the Revocation Period, Executive will not be entitled to, and will not receive, the Enhanced Benefits.
6.Voluntary Execution. Executive acknowledges that Executive is executing this Release voluntarily and of Executive’s own free will and that Executive fully understands and intends to be bound by the terms of this Release.
7.Governing Law; Venue. Any and all legal action initiated to enforce any right or obligation arising out of or relating to this Release, or concerning the subject matter hereof, will be brought in and determined only in federal court in the United States District Court for the Northern District of Ohio, or if federal jurisdiction does not exist, in state court in Summit County, Ohio, to the full extent permitted by law. This Release will in all respects be interpreted, construed, enforced and governed by and in accordance with the internal substantive laws of the State of Ohio, or by federal law where applicable, exclusive of any rules pertaining to conflicts of laws.
8.Entire Agreement. This Release, together with the Agreement, constitute the entire agreement between the Company Entities and Executive with respect to the subject matter hereof, and there are no other written or oral agreements, understandings or arrangements except as set forth in this Release and the Agreement.
9.Severability. Should any provision of this Release be declared or be determined by any court or arbitrator to be illegal, invalid, void or unenforceable, the remaining parts, terms or provisions will not be affected thereby, and said illegal, invalid, void or unenforceable part, term or provision will be modified or amended to render it enforceable to the maximum extent permitted by law or, if necessary, will be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release will not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive hereby certifies that Executive has read this Release in its entirety and has voluntarily executed it, as of the date set forth under Executive’s signature.

Not valid if signed by Executive prior to the
Retirement Date or after the Release Deadline.

GARY D. BENZ

Date